RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE UNDERSIGNED, being the Stockholders of INCUBUS ACQUISITIONS, INC., a

Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with ECS Industries, Inc. (A copy of which is attached) with ECS Industries, Inc. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: February 17, 2000


                                   _________________________________
                                   ANTHONY N. DeMINT


                                   _________________________________
                                   ANDREAS COMMINS